UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2011 (April 1, 2011)

ARMSTRONG WORLD INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-2116	23-0366390
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 3001, Lancaster, Pennsylvania	17604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(717) 397-0611

__________________NA_____________________
                            (Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors;Appointment of Certain Officers; Compensatory Arrangements of CertainOfficers.

(b)           On April 1, 2011, Jeffrey D. Nickel stepped down from his positions with Armstrong World Industries, Inc. as Senior Vice President, General Counsel and Secretary.  Mr. Nickel will remain an employee of the Company through June 30, 2011, to provide assistance with respect to the Company’s proxy statement and to otherwise aid with the transition of his duties.

(e)           In connection with Mr. Nickel’s separation from the Company, the Company and Mr. Nickel entered into a separation agreement that provides Mr. Nickel with a severance payment based on his credited years of service with the Company and provides for a general release of claims.  Pursuant to the separation agreement, and conditioned upon the Company's receipt of the general release of claims, Mr. Nickel will receive a cash payment of approximately $311,774, payment of a bonus earned in 2010 of approximately $89,000 and standard outplacement services under Company policy.  The separation agreement also includes covenants providing for mutual non-disparagement and Mr. Nickel’s continuing assistance with respect to investigations, litigation and transition matters.

The foregoing summary of the separation agreement with Mr. Nickel does not purport to be complete and is qualified in its entirety by reference to the separation agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits
No. 10.1	Separation Agreement with Jeffrey D. Nickel, dated as of April 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
Date:	April 7 , 2011	By:	/s/ Thomas B. Mangas
Thomas B. Mangas
Chief Financial Officer